STATEMENT OF RESOLUTION ESTABLISHING
                      SERIES H CONVERTIBLE PREFERRED STOCK
                                       OF
                              GULFWEST ENERGY INC.,
                               A TEXAS CORPORATION


         Pursuant to Article 2.13 of the Texas Business Corporation Act, and pursuant to Article 4.1 of its Articles of Incorporation, as amended, the undersigned corporation hereby submits the following statement for the purpose of establishing and designating a series of shares of preferred stock of the corporation and fixing and determining the preferences, limitations and relative rights thereof:

         1. The name of the corporation is GulfWest Energy Inc.

         2. The following resolution, establishing and designating a series of shares of preferred stock of the corporation and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by the corporation's board of directors at a meeting on February 24, 2005, and was duly adopted by all necessary action on the corporation's part:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board") of GulfWest Energy Inc. (the "Company") by Article Four of the Company's Articles of Incorporation, as amended, which creates and authorizes 10,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), the Board hereby establishes a series of Preferred Stock of the Company to be designated "Series H Convertible Preferred Stock" (the "Series H Preferred Stock"), consisting of 9,950 shares, which shares will be convertible into fully paid and nonassessable shares of Class A Common Stock, $0.001 par value per share (the "Common Stock"), as set forth below, and the Board hereby fixes and determines the preferences, limitations and relative rights of the Series H Preferred Stock as follows:

         1. Designation and Number of Shares. The designation of the Series of Preferred Stock authorized hereby shall be Series H Convertible Preferred Stock ("Series H Preferred Stock") with a par value of $.01 per share. The number of shares of Series H Preferred Stock shall be 9,950.

         2. Dividends.

                  2.1 Rate. The holders of record of shares of the Series H Preferred Stock (the "Holders") shall be entitled to receive, when, as and if declared by the Board, as legally available, cumulative dividends. The dividend rate for each share of the Series H Preferred Stock shall be 40 shares of the Company's Class A Common Stock, par value $0.001 per share (the "Common Stock"), per annum, payable quarterly on the basis of ten shares per quarter. Dividends on shares of the Series H Preferred Stock shall be cumulative from the date such shares are originally issued (the "Original Issue Date"), whether or not in any period the Company shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable in Common Stock fifteen days following the end of each of the Company's fiscal

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quarters in each year, except that if any such date is not a Business Day then such dividends shall be payable on the first immediately succeeding Business Day (a "Dividend Payment Date"), to holders of record of the Series H Preferred Stock as they appear on the Company's stock records as of the date 15 days prior to the Dividend Payment Date (the "Record Date"). Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. No interest shall be payable with respect to any dividend payment that may be in arrears. Dividends shall be calculated on the basis of the time elapsed from and including the date of issuance of such shares to and including the Dividend Payment Date or on any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Company. Dividends payable on the shares of Series H Preferred Stock for any period of less than a full calendar quarter shall be prorated for the partial year on the basis of a 360-day year of 12 30-day months; provided that dividends of fractional shares of Common Stock shall be rounded to the nearest whole number (with one half being rounded up); provided further that each Holders shares shall be aggregated in determining the number of shares of Common Stock issuable thereto. "Business Day" shall mean any day except Saturday, Sunday or any day on which banking institutions are legally authorized to close in Houston, Texas.

                  2.2 Rank. The Series H Preferred Stock shall rank as to dividends (i) senior to Junior Stock, (ii) on parity with Parity Stock and (iii) junior to any Senior Stock. Such dividends shall first be payable in preference and priority of any payment of any dividend on any Junior Stock, including without limitation the shares of the Common Stock; provided that dividends may be paid in accordance with Section 8(c).

                  "Senior Stock" means, collectively, any class or series of stock of the Company ranking on voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company ("Liquidation") and with respect to the payment of dividends prior and in preference to the Series H Preferred Stock, including the Company's (i) Series G Convertible Preferred Stock (the "Series G Preferred Stock") and (ii) Cumulative Convertible Preferred Stock, Series F.

                  "Junior Stock" means, collectively, Common Stock or any other shares of capital stock of the Company (including the Company's (i) Series D Preferred Stock and (ii) Cumulative Convertible Preferred Stock, Series E) ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Series H Preferred Stock, Senior Stock and Parity Stock.

                  "Parity Stock" means, collectively, any class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Series H Preferred Stock.

                  2.3 Adjustment for Stock Splits, Etc. Upon the occurrence of any subdivision, combination or stock dividend of the Common Stock, the number of shares of Common Stock payable as a dividend on the Series H Preferred Stock will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of Common Stock. If at any time the Common Stock issuable as a dividend on the Series H Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, then in any such event each holder of Series H Preferred Stock shall have the right thereafter to receive as a dividend the kind of stock and other securities and property receivable by the holders of Common Stock as a result of such recapitalization, reclassification or change, proportionally adjusted to reflect the effect of such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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         3. Retirement of Shares. Shares of Series H Preferred Stock that have been issued and have been converted or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.

         4. Voting. Except to the extent specifically provided herein or required by applicable law, the holders of shares of Series H Preferred Stock and the holders of Common Stock will vote together on all matters as to which the approval of the shareholders may be required. The holders of the shares of Series H Preferred Stock will vote on an as-converted basis and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series H Preferred Stock held by each Holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

         5. Liquidation. The Holders shall, in case of a Liquidation, be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Junior Stock, but after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock, the amount of $500 per share of Series H Preferred Stock (the "Liquidation Preference"). If, upon any Liquidation, the assets of the Company, or proceeds thereof, distributed among the Holders and the holders of all Parity Stock are insufficient to pay in full the respective preferential amounts on shares of Series H Preferred Stock and all Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the Holders and the holders of Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which the Holders are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. For the purpose of this Section 5, none of the merger or consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company shall be deemed to be a Liquidation.

         6. Conversion into Common Stock. Each share of Series H Preferred Stock is convertible into Common Stock at any time by the holder by providing written notice (the "Conversion Notice") to the Company of the holder's election to convert any or all of the shares of the Series H Preferred Stock into Common Stock. The shares of Common Stock to be issued upon conversion shall be issued by the Company once the holder of the Series H Preferred Stock to be converted tenders the certificates evidencing such shares of Series H Preferred Stock to the Company for cancellation.

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                  6.1 Conversion Price. Each share of Series H Preferred Stock shall be convertible in accordance with this Section 6 into the number of shares of Common Stock that results from dividing the Liquidation Preference by the conversion price for Series H Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series H Preferred Stock shall be $.35 per share. The Conversion Price of the Series H Preferred Stock shall be subject to adjustment from time to time as provided below.

                  6.2 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series H Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of Series H Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and
(b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for Series H Preferred Stock. The Conversion Price for Series H Preferred Stock shall be adjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" means (i) the issue by the Company of additional shares of its Common Stock as a dividend or other distribution on its outstanding Common Stock, (ii) a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of its Common Stock into a smaller number of shares of Common Stock.

                  6.3 Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes any other distribution to the holders of its Common Stock payable in its securities other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series H Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series H Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 6 with respect to the rights of the holders of the Series H Preferred Stock or with respect to such other securities by their terms.

                  6.4 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series H Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, consolidation or otherwise (other than by a Common Stock Event or a stock dividend, provided for elsewhere in this Section 6), then in any such event each holder of Series H Preferred Stock shall have the right thereafter to convert such Series H Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, consolidation or other change by holders of the number of shares of Common Stock into which such shares of Series H Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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                  6.5 Mandatory Conversion. At any time OCM GW Holdings, LLC, a
Delaware limited liability company ("Holdings"), and/or any Oaktree Party converts any or all of the Series G Preferred Stock owned of record or Beneficially Owned by it into Common Stock, a number of shares of Series H Preferred Stock shall automatically convert into Common Stock in proportion to the number of shares Series G Preferred Stock converted by Holdings and such other Oaktree Parties in relation to their total holdings of Series G Preferred Stock immediately prior to such conversion. The number of shares of Series H Preferred Stock automatically converted with respect to each Holder shall be on a pro rata basis. The shares of Common Stock to be issued upon such conversion shall be issued by the Company once the holder of the Series H Preferred Stock so converted tenders the certificates evidencing such shares of Series H Preferred Stock to the Company for cancellation.

                  "Beneficially Owned" means having voting power or investment power with respect to the Series G Preferred Stock (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                  "Oaktree Parties" means Oaktree Capital Management, LLC, Holdings, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P. and each of their respective Permitted Transferees and affiliates.

                  "Permitted Transferee" means, with respect to a person or entity, (i) any general partner or managing member of such person or entity, or
(ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such person or entity, its general partner or managing member as a vehicle for purposes of making investments.

                  6.6 Certificate of Adjustment. In case of an adjustment or readjustment of the Conversion Price for Series H Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series H Preferred Stock at the holder's address as shown in the Company's books.

                  6.7 Dilution or Impairments. The Company will not, by amendment of the certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate hereunder. Without limiting the generality of the foregoing, the Company:

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                           (a) shall at all times reserve and keep available,
solely for issuance and delivery upon the conversion of the Series H Preferred Stock, all shares of the Common Stock from time to time issuable upon such conversion; and

                           (b) will take all such action as may be necessary or
appropriate in order that the Company may validly and legally issue fully paid and nonassesable shares of Common Stock upon the conversion of the Series H Preferred Stock from time to time outstanding.

                  6.8 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series H Preferred Stock. Any resulting fractional shares shall be rounded up to the next whole share.

         7.       Optional Redemption.
                  -------------------

                  (a) If the Company gives notice that it has elected to redeem all the outstanding shares of Series G Preferred Stock pursuant to Section 6 of the Statement of Resolution for the Series G Preferred Stock (the "Triggering Event"), the Company may redeem all and only all of the issued and outstanding shares of Series H Preferred Stock (an "Optional Redemption"), at a price per share of Series H Preferred Stock paid in cash equal to the Liquidation Preference (the "Redemption Price"); provided, however that if the Company desires to redeem such Series G Preferred Stock pursuant hereto, the Redemption Notice (as defined) must be no later than 60 days after the Triggering Event.

                  (b) Upon a Redemption, a notice of Redemption ("Redemption Notice") will be delivered within 60 days from the Triggering Event by or on behalf of the Company to Holders that will (i) set forth the proposed initial date for such Redemption, which date shall be no less than 60 and no more than 90 days from the date the Redemption Notice is delivered (the "Redemption Date"), (ii) notify the Holders that the Series H Preferred Stock is being called for Redemption, (iii) state the place or places at which such shares of Series H Preferred Stock will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent selected. Upon receipt of the Redemption Notice and to receive the Redemption Price, a Holder shall cause to be delivered to the Company (a) the certificates representing the shares of Series H Preferred Stock to be redeemed (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Company) and (b) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Series H Preferred Stock to the Company free of any adverse interest.

                  (c) If a Redemption Notice is given in accordance with Section 7(b) then each Holder is entitled to all preferences and relative and other rights accorded by this Statement of Resolution with respect to the Series H Preferred Stock until and including the date before the Redemption Date.

                  (d) The Company may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Company' redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Company or such appointed bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment, if any, and before any Redemption, the Company will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Company, to cause a Redemption Notice to be duly delivered in accordance with Section 7(b), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the Redemption will be deposited with the Redemption Agent, in trust, at least two Business Days before the Redemption Date, for the pro rata benefit of the Holders of the shares of Series H Preferred Stock. Neither failure to deliver any such notice to one or more Holders nor any defect in any notice will affect the sufficiency of the proceedings for Redemption as to other Holders.

                  (e) From and after the Redemption Date the shares of Series H Preferred Stock called for Redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series H Preferred Stock will cease and terminate, except the right of the Holders, upon surrender of the certificate or certificates therefor, to receive the applicable Redemption Price. The deposit of monies in trust with the Redemption Agent by the Company will be irrevocable, except that the Company will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series H Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Company and unclaimed by the holders of the Series H Preferred Stock entitled thereto at the expiration of one year from the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares of Series H Preferred Stock entitled to the funds so repaid to the Company will look only to the Company for payment of the Redemption Price, without interest.

         8. Protective Provisions. So long as any shares of Series H Preferred Stock are outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the Holders of a majority of the Series H Preferred
Stock:

                  (a) permit the amendment, modification or repeal of the Company's Articles of Incorporation, whether by merger or otherwise, if such amendment or modification could reasonably be expected to adversely affect the Holders;

                  (b) permit the amendment, modification, or repeal of this Statement of Resolution, whether by merger or otherwise;

                  (c) declare or pay any dividend or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as "Restricted Payments"); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to (i) any shares of Senior Stock and (ii) capital stock, the issuance of which has been approved in accordance herewith, including any dividends payable on the Company's Cumulative Convertible Preferred Stock, Series E as in effect on the Original Issue Date;

         9. Share Transfer Restriction and Right of First Refusal Agreement. Those holders acquiring shares of the Series H Preferred Stock as of the Original Issue Date ("Initial Holders") are parties to a Omnibus and Release Agreement dated February 28, 2005. Any person or entity acquiring shares of the Series H Preferred Stock after the Original Issue Date shall, as a condition to such transfer sign a joinder agreement such that they become bound by the terms and conditions of such Omnibus and Release Agreement. Any transfer in violation of this provision shall be void ab initio.

         10. Action by Consent. Any action required or permitted to be taken at any meeting of the holders of the Series H Preferred Stock may be taken without such a meeting if a consent or consents in writing, setting forth the actions so taken, are signed by the holders of the requisite number of the outstanding shares of Series H Preferred Stock.

         11. Preemptive Rights. Holders of the Series H Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Statement of Resolution.

         12. Record Holders. The Company may deem and treat the record holder of any shares of the Series H Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

         13. Headings and Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

         14. Notices. Any notice required by the provisions hereof to be given to the holders of Series H Preferred Stock shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the Company's books. Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Company at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060, or such other address as the Company shall provide in writing to the holders of Series H Preferred Stock.

         15. Severability of Provisions. The rights, preferences and limitations of the Series H Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Statement of Resolution, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

         IN WITNESS WHEREOF, the Company has caused this Statement of Resolution to be duly executed by a duly authorized officer as of February 28, 2005.



                             GULFWEST ENERGY INC.



                             By:
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                             Name:
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                             Title:
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